Exhibit 21.1

Subsidiaries of Gloo Holdings, Inc.

Legal Name	State or Other Jurisdiction of Incorporation or Organization
Gloo Holdings, LLC	Delaware
Gloo Exchange, LLC	Delaware
Gloo Technologies, LLC	Delaware
Gloo Acquisition Corp1, LLC	Delaware
Gloo, LLC	Delaware
Flourishing Hub, LLC	Delaware
Sermons Tech, LLC	Delaware
Servus Consulting Partners, LLC	Delaware
Servus Recruiting Partners, LLC	Delaware
XRI Global, Inc.	Delaware
Westfall Group, Inc.	Delaware
Parable Talent, LLC	Georgia
Braintrust Creative, LLC	Georgia
Masterworks, Incorporated	Washington
Outreach, Inc.	Colorado
Historic Agency, Inc.	Arizona
Midwestern Interactive, LLC	Missouri
Barna Holdings, LLC	Texas
Issachar Companies, LLC	Texas
Visitor Reach, LLC	Texas
The Igniter Company LLC	Delaware
Igniter Stock, LLC	Texas
Igniter TV, LLC	Texas
Igniter Studios, LLC	Texas
Art of Leadership Holding Company Ltd.	Canada
Carey Nieuwhof Communications Limited	Canada
InspireHUB Canada Holdings, Inc.	Canada
InspireHUB Australia Pty, Ltd	Australia